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                                                                    EXHIBIT 10.1



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                                        ***TEXT OMITTED AND FILED SEPARATELY
                                          CONFIDENTIAL TREATMENT REQUESTED
                                       UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                  200.83 AND 240.24b-2
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                                  SUB-AGREEMENT
                                       TO
                                LICENSE AGREEMENT


       This Sub-Agreement is made effective as of the 22nd day of September 1999 (the "Effective Date") by and between Agway, Inc., successor by merger to Agway Consumer Products, Inc. ("Agway") and Planet Polymer Technologies, Inc. ("Planet").

                                    RECITALS:

        A. Agway and Planet entered into a License Agreement ("License Agreement") effective November 12, 1998, pursuant to which Planet granted to Agway an exclusive worldwide license in connection with time-release coatings for a variety of Agricultural Products and Food Products as defined in the License Agreement.

        B. Pursuant to paragraph 4 of the License Agreement, Agway and Planet are entering into this Sub-Agreement for the Agricultural Product, controlled release nitrogen for animal feed use, (hereinafter, the "Product") marketed by Agway utilizing the technology granted to Agway under the License Agreement.

        C. Terms that are not otherwise defined in this Sub-Agreement shall have the meaning set forth in the License Agreement.

        For good and valuable consideration, the parties, intending to be legally bound, agree as follows:


1.      This Agreement covers the following Product and Market Areas:

        Product:  Controlled Release Nitrogen for animal feed use
        Market Area: USA - Massachusetts, Vermont, Maine, Connecticut, Rhode Island, New York, Pennsylvania, Maryland, New Jersey, and Delaware. Canada - Ontario and Quebec.

               Together, the "Product" and the "Market Area" shall be referred to in this Agreement as the "Nitrogen Unit I."

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1.1     NITROGEN UNIT I DEFINITIONS:


Net Sales-
        Agway's Division, CPG Nutrients, or any of its successors' gross sales of Planet Polymer's technology (the "Product") less adjustments for: returns and allowances, sales discounts.


Costs of Goods Sold-
        The cost of manufacturing the Product for sale including: raw materials, packaging, in-bound freight, inventory adjustments for damage, spoilage, shrinkage and obsolescence, Direct Labor Expense, Direct Utility Cost, bad debt expense, out-bound freight and sales commissions, less purchase discounts on raw materials.

        Direct Labor Expense
               The cost of direct labor (wages and benefits) associated with the manufacture and packaging of the Product. This does not include general and administrative and marketing expenses.

        Direct Utility Cost
               The energy cost of producing the Product.


Gross Margin-
        Net Sales minus Cost of Goods Sold.


Equipment Cost-
        Depreciation expense using straight-line over the estimated useful life of the equipment and interest expense using Agway's Division, CPG Nutrients, or any of its successors' average rate and/or the cost of leasing equipment used to manufacture the Product.


Direct Animal Research-
        Research trials, relating only to Planet Polymer's technology, conducted with livestock to demonstrate the efficacy and utility of the Product.


Direct Product Research & Development-
        Research, relating only to Planet Polymer's technology, conducted with or without animals to determine the function, safety, formulation, or regulatory status of the above Product or enhancements to the Product, including but not limited to professional fees.



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Direct Marketing and Advertising-
        The cost of direct promotion of the Product to distributors, decision influencers, and potential users of the Product.


Pre-Tax Earnings/(Loss) before Profit Sharing-
        Gross Margin less all operating expenses including interest but is prior to Profit Sharing and a provision for income tax liability.


Operating Profitability-
        The same as Pre-Tax Earnings/(Loss) before Profit Sharing but represents positive earnings.


Net Operating Loss-
        The same as Pre-Tax Earnings/(Loss) before Profit Sharing but represents negative earnings.


Pre-Tax Net Income-
        The same as Pre-Tax Earnings/(Loss) before Profit Sharing less payments (if any) to Planet Polymer for profit sharing.


2.a) Agway shall pay to Planet a profit sharing payment on Product sold by Agway's Division, CPG Nutrients, or any of its successors which incorporate either Planet Technology or New Technology, or both, during the term of this Agreement, such profit sharing payment being payable for a period of 15 years beginning with Agway's first fiscal year of Nitrogen Unit I Operating Profitability from the sale of the Product, and thereafter only for as long as the manufacture, use or sale of such Product is covered by a claim of an unexpired licensed patent which has not been held to be either invalid or unenforceable by a final decision from which no appeal is, or can be taken.

2.b) The profit sharing payment to be paid under sub-paragraph 2.a) above shall be calculated as follows:

        (i)    First, apply the following percentages based on amount of Gross
Margin:

                 [...***...] of the first [...***...] of Gross Margin [...***...] of the second [...***...] of Gross Margin [...***...] of all the Gross Margin in excess of [...***...]

        (ii) Second, subtract one-half of each of the following costs incurred in such fiscal year up to a maximum of [...***...]:

                 (a) [...***...],

                 (b) [...***...],

        * Confidential Treatment Requested



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               (c) [...***...], and

               (d) [...***...],

        (iii) Third, add back [...***...] for each incremental increase in Product annual sales volumes of [...***...] pounds, above and beyond a base of [...***...] pounds, up to the total amount subtracted in sub-paragraph 2.b)(ii) above.

        Any and all profit sharing payments calculated under this paragraph 2.b) are and shall be subject to the further provisions of paragraphs 2.c) and 2.d).

2.c) Notwithstanding the calculation of profit sharing payments set forth in paragraph 2.b):

               (i) at the end of each Agway fiscal quarter, a year-to-date calculation will be performed to determine Nitrogen Unit I Operating Profitability. If year-to-date results indicate a Net Operating Loss for Nitrogen Unit I, then no profit sharing payment shall be due or payable for that quarter.

               (ii) if payment of a profit sharing payment to Planet Polymer would result in Planet Polymer receiving an amount that is greater than Nitrogen Unit I's Pre-Tax Net Income, then the profit sharing payment shall be equal to one-half of the Nitrogen Unit I Pre-Tax Earnings Before Profit Sharing (before taking into account any profit sharing payment).

               (iii) in the event that the quarterly payment of the profit sharing payment to Planet Polymer as calculated in paragraph 2.b), would, if made, result in an Agway's Division, CPG Nutrients, or any of its successors Net Operating Loss for that quarter, then the profit sharing payment shall be equal to one-half of the Pre-Tax Earnings Before Profit Sharing (before taking into account any profit sharing payment) of Agway's Division, CPG Nutrients, or any of its successors.

               Any and all profit sharing payments calculated under this paragraph 2.c) are and shall be subject to the further provisions of 2.d).

2.d) The profit sharing payment calculations set forth in each of paragraphs 2.b) and 2.c) above, are subject to and shall be reduced by [...***...], which is [...***...] of the fiscal year 1999 Nitrogen Unit I adjusted Net Operating Loss (less CPG Nutrients' Agrium expenditures), provided that such reductions shall not exceed [...***...] (based on Agway's fiscal year: July 1 - June 30).

        * CONFIDENTIAL TREATMENT REQUESTED



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3.      If Product profit sharing payments do not equal at least [...***...] for the second full fiscal year, and at least [...***...] for the third full fiscal year following market introduction of the Product in the Market Area, Planet may, at its option, give written notice to Agway, within 60 days following the end of the respective fiscal year, that it may elect to terminate the licenses to Agway covering this particular Product in this particular Market Area, if Agway does not reach the aforesaid minimum for the immediately following fiscal year. If profit sharing payments for this Product in this Market Area do not equal at least the aforesaid minimum during such following fiscal year and Agway's
        Division, CPG Nutrients, or any of it's successors, shall not have made up any deficiency, Planet shall have the option of terminating the licenses to Agway for this Product in this Market Area upon 60 days prior written notice.

4. The profit sharing payment of paragraph 2 above shall be calculated and become due as of the end of each fiscal quarter, and payable within 30 days thereafter. With each such payment, Agway's Division, CPG Nutrients, or any of its successors shall furnish Planet a report in sufficient detail to permit confirmation of the accuracy of the profit sharing payment made, including without limitation, the sales of this Product in this Market Area during the fiscal quarter being reported, the profit sharing payment in United States dollars, the method used to calculate the profit sharing payment and the exchange rate used.

5. In the event that any payment, including profit sharing payments, due hereunder is not made when due, the payment shall accrue interest from that date due at the rate of 1.5% per month; provided however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Planet from exercising any other rights it may have as a consequence of the lateness of any payment.

6. All payments due Planet under this sub-agreement shall be paid in United States dollars, free of taxes payable in any foreign country, except for such taxes as result in, and to the extent that the same do result in foreign tax credit applicable to the United States taxes payable by Planet.

7. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable reporting period. All payments owed under this Agreement shall be made by wire transfer to a bank account designated by Planet, unless otherwise specified in writing by Planet.

8 Agway and its affiliates shall keep accurate books and records as reasonably needed for determination of profit sharing payments due under paragraph 2 above. Such books and records shall be maintained for a period of at least three years from the expiration of the profit sharing payment period being reported on.

        * CONFIDENTIAL TREATMENT REQUESTED



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9.      Not more than once in each fiscal year, Planet may have the books and records of Agway's Division, CPG Nutrients, or any of its successors audited by an independent CPA reasonably acceptable to Agway, to the extent necessary to verify the correctness of any profit sharing payment report furnished under this Agreement. Such independent CPA shall keep all information received in connection with any such audit confidential, and shall report to Planet and Agway only the accuracy of and/or any deficiencies in any such profit sharing payment report. The fee for such independent CPA shall be paid by Planet, unless such audit results in an upward adjustment of profit sharing payments due Planet by more than 5% of the amount due under this Agreement. In such case, Agway shall pay the full cost of such audit. In any event, Agway shall pay any underpayment with interest in accordance with paragraph 5 above.

10. This Sub-agreement shall be part of the License Agreement entered into between Agway and Planet effective the 12th day of November, 1998, and incorporates all the terms thereof to the extent they are not inconsistent herewith.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.


                                        AGWAY, INC.


                                        By:________________________________

                                        As:________________________________


                                        PLANET POLYMER TECHNOLOGIES, INC.


                                        By:________________________________

                                        As:________________________________



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